                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          SNYDER COMMUNICATIONS, INC.

                                      AND

                            SNYDER ACQUISITION CORP.

                                      AND

                        SAMPLING CORPORATION OF AMERICA

                                      AND

               THE STOCKHOLDER OF SAMPLING CORPORATION OF AMERICA

                                 JULY  13, 1997

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is entered into as of this 13th day of July 1997, by and among Snyder Communications, Inc., a Delaware corporation ("Snyder"), Snyder Acquisition Corp., an Illinois corporation and wholly-owned subsidiary of Snyder ("SAC"), Sampling Corporation of America, an Illinois corporation ("SCA"), and Steven M. Kaplan, the sole stockholder of SCA (the "Stockholder"). Snyder, SAC, SCA and the Stockholder are referred to collectively herein as the "Parties" and each individually as a "Party."

                                   RECITALS:

         WHEREAS, the Stockholder is the record and beneficial owner of all of the issued and outstanding capital stock of SCA; and

         WHEREAS, the Parties hereto desire to consummate a merger (the "Merger") whereby SAC will be merged with and into SCA and SCA will be the surviving corporation in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of 1983 of the State of Illinois (the "Illinois BCA"); and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which each issued and outstanding share of SCA common stock shall be converted into the right to receive shares of Snyder common stock.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         1.1 Terms Defined in this Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504, or any similar group defined under a similar provision of state, local or foreign law.

         "Agreement" has the meaning set forth in the preface above.





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         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of SCA or Snyder, if any, that is not already generally available to the public.

         "Disclosure Schedule" has the meaning set forth in the first paragraph of Article 5 below.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) tax-qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) tax-qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Deposit" has the meaning set forth in Section 11.6 below.





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         "Extremely Hazardous Substance" has the meaning set forth in Section
302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statements" has the meaning set forth in Section 5.7 below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Illinois BCA" has the meaning set forth in the second paragraph of the Recitals above.

         "Indemnification Threshold" has the meaning set forth in Section 11.5 below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means the knowledge of the Stockholder after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations, condition or future prospects (financial or otherwise) of such Party.

         "Merger" shall mean the merger of SAC with and into SCA in accordance with the terms of this Agreement.





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         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in
Section 5.7 below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section
5.7 below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 5.7 below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "NYSE" means the New York Stock Exchange.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" or "Parties has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Purchase Price" has the meaning set forth in Section 3.1(c) below.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Restricted Period" has the meaning set forth in Section 8.5(a) below.

         "SAC" has the meaning set forth in the preface above.

         "SCA" has the meaning set forth in the preface above.

         "SCA Articles of Merger" has the meaning set forth in Section 2.2 below.

         "SCA Common Share Certificate" has the meaning set forth in Section 3.1(a) below.

         "SCA Common Shares" means the shares of the common stock, no par value, of SCA.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.





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
         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Share Consideration" has the meaning set forth in Section 3.1(a) below.

         "Snyder" has the meaning set forth in the preface above.

         "Snyder Common Shares" shall mean the shares of common stock, par value $0.001, of Snyder.

         "Snyder Share Price" has the meaning set forth in Section 3.1(d) below.

         "Stockholder" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 11.3 below.

         "Transaction Costs" means any fees, costs or expenses incurred by the Stockholder or SCA in connection with this Agreement and the transactions contemplated hereby including investment banking, accounting and legal fees and expenses. Transaction Costs include all fees, costs or expenses identified on Schedule 1.1 as costs related to the Transaction which, as reflected therein, total $1,086,789.50. Transaction Costs do not include any of the fees, costs or expenses identified on Schedule 1.1 as "SCA costs."





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                                   ARTICLE 2
             MERGER; EFFECTIVE TIME; CLOSING; SURVIVING CORPORATION

         2.1 Merger. Subject to the terms and conditions of this Agreement and the Illinois BCA, at the Effective Time, SAC and SCA shall consummate the Merger in which (i) SAC shall be merged with and into SCA and the separate corporate existence of SAC shall thereupon cease, (ii) SCA shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Illinois and (iii) the separate corporate existence of SCA with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation". The Merger shall have the effects set forth in the Illinois BCA.

         2.2 Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, SAC and SCA shall (i) cause to be executed Articles of Merger in the form required by the Illinois BCA (the "SCA Articles of Merger"), and (ii) cause the SCA Articles of Merger to be filed with the Illinois Secretary of State as provided in the Illinois BCA. The Merger shall become effective at (i) such time as the SCA Articles of Merger have been duly filed with the Illinois Secretary of State or (ii) such other time as is agreed upon by the Stockholder and Snyder and specified in the and the SCA Articles of Merger. Such time is hereinafter referred to as the "Effective Time".

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw, Pittman, Potts & Trowbridge, 2300 N Street, N.W., Washington, D.C. 20037, commencing at 8:00 a.m. local time on July 14, 1997 subject to the fulfillment or waiver of the conditions set forth in Article 9 or such other place or time or on such other date as Snyder and the Stockholder may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in
Article 9 (the "Closing Date"). In the event that Closing has not occurred by July 21, 1997, this Agreement is subject to termination pursuant to Section
10.2 hereof.

         2.4 Surviving Corporation. The articles of incorporation, bylaws and directors and officers of the Surviving Corporation shall be as follows:

         (a) The articles of incorporation of SCA, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the Illinois BCA.

         (b) The bylaws of SAC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

         (c) The directors and officers of SAC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.





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                                   ARTICLE 3
              SHARE CONSIDERATION; PAYMENT OF SHARE CONSIDERATION

         3.1 Share Consideration; Conversion or Cancellation of SCA Common Shares in Merger.

         (a) At the Effective Time, by virtue of the Merger and without any action by the Parties, all of the outstanding SCA Common Shares (i) shall be converted into the right to receive the aggregate number of Snyder Common Shares (the "Share Consideration") equal to the quotient derived by dividing the Purchase Price by the average closing price of a Snyder Common Share, rounded to the nearest cent, as reported on the NYSE over the five (5) trading days immediately preceding the date of this Agreement and (ii) shall cease to be outstanding and (iii) shall be canceled and retired and shall cease to exist, and the Stockholder, as the holder of certificates representing such SCA Common Shares (the "SCA Common Share Certificates"), shall cease to have any rights with respect thereto, except the right to receive Snyder Common Shares therefor upon the surrender of such certificates in accordance with this
Section 3.1(a) and cash in lieu of fractional Snyder Common Shares as set forth in Section 3.3. At the Effective Time, each outstanding share of common stock, $.01 par value, of SAC shall be converted into one share of common stock of the Surviving Corporation, as such shares of common stock are constituted immediately following the Effective Time.

         (b) Prior to Closing, the Stockholder and SCA shall provide Snyder with the amount of the Transaction Costs incurred in connection with the Merger, including all such costs paid, accrued or to be accrued and paid in the
future.    In the event that Transaction Costs exceed such amount, the amount of such excess shall be the responsibility of, and paid by, the Stockholder.

         (c) For purposes of this Agreement, the term "Purchase Price" shall mean (i) the sum of $39,000,000 and SCA's net income for the period from January 1, 1997 through June 30, 1997 minus (ii) the sum of all Transaction Costs and the $265,000 distribution made by SCA in March 1997.

         (d) For purposes of this Agreement, the term "Snyder Share Price" shall mean the average closing price of a Snyder Common Share, rounded to the nearest cent, as reported on the NYSE over the five (5) trading days immediately preceding the date of this Agreement.

         3.2     Delivery and Payment of Share Consideration.

         (a) At Closing or as soon as possible thereafter, Snyder shall deliver to the Stockholder two duly endorsed certificates, one of which represents ninety percent (90%) of the Snyder Common Shares to be issued in payment of the Share Consideration pursuant to Section 3.1 and one of which represents ten percent (10%) of the Snyder Common Shares to be issued in payment of the Share Consideration pursuant to Section 3.1.

         (b) The certificate representing ten percent (10%) of the Snyder Common Shares to be issued in payment of the Share Consideration shall be deposited into the escrow contemplated





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
by Section 11.6 of this Agreement, together with stock powers duly endorsed in blank by the Stockholder.

         3.3 Fractional Snyder Common Shares. No certificates representing fractional Snyder Common Shares shall be issued upon surrender of any SCA Common Share Certificates. In lieu of any fractional Snyder Common Shares, there shall be paid to each holder of SCA Common Shares who otherwise would be entitled to receive a fractional Snyder Common Shares an amount of cash (without interest) determined by multiplying such fraction by the Snyder Share Price.

         3.4     Transfer of SCA Common Shares.

         (a) No transfers of SCA Common Shares shall be made on the stock transfer books of SCA after the date of this Agreement.

         (b) The Stockholder agrees not to transfer any SCA Common Shares after the date of this Agreement and before the Closing Date.

                                   ARTICLE 4
           REPRESENTATIONS AND WARRANTIES CONCERNING THE STOCKHOLDER

         The Stockholder represents and warrants to Snyder and SAC that the statements contained in this Article 4 are correct and complete as of the date hereof with respect to himself:

         4.1 Authorization of Transaction. The Stockholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Stockholder, enforceable in accordance with its terms and conditions. To the Knowledge of the Stockholder no filing of a notification pursuant to the Hart-Scott-Rodino Act is required in connection with the transactions contemplated herein. The Stockholder does not otherwise need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with causing the filing of the SCA Articles of Merger by SCA.

         4.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Stockholder is subject, or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Stockholder is a party or by which he is bound or to which any of his assets is subject.





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         4.3     Investment.  The Stockholder (i) understands that the Snyder
Common Shares to be acquired by such Stockholder pursuant to this Agreement will not be registered under the Securities Act, or under any state securities laws, and will be exchanged in reliance upon federal and state exemptions for transactions not involving a public offering, (ii) is acquiring the Snyder Common Shares solely for his own account for investment purposes, and not with a view towards the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Snyder, including, without limitation, (A) the most recent annual report on Form 10-K, (B) the most recent quarterly reports on Form 10-Q, (C) current reports on Form 8-K dated June 2, 1997, in each case as filed by Snyder under the Securities Exchange Act, and (D) the most recent annual report to stockholders of Snyder, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Snyder Common Shares, and (v) is able to bear the economic risk and lack of liquidity inherent in holding Snyder Common Shares which have not been registered under the Securities Act.

         4.4 SCA Common Shares. The Stockholder holds of record and owns beneficially seventy-five (75) SCA Common Shares, which represent all of the issued and outstanding capital stock of SCA. Such shares are owned, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Stockholder to sell, transfer, or otherwise dispose of any of the SCA Common Shares (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the SCA Common Shares.

         4.5 HSR Requirements. The Stockholder understands that no filing will be made in connection with this transaction under the Hart-Scott-Rodino Act based on the Stockholder's representation that his "investment assets," "voting securities" and "income producing properties," collectively, as defined or used in the Hart-Scott-Rodino Act or the related rules and regulations thereunder do not exceed $10.0 million for all applicable periods under the Hart-Scott-Rodino Act.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES CONCERNING SCA

         The Stockholder and SCA jointly and severally represent and warrant to Snyder and SAC that the statements contained in this Article 5 are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the Stockholder and SCA to Snyder and SAC on the date hereof (the
"Disclosure Schedule").   Nothing in the Disclosure Schedule shall be deemed
adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty





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
made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 5.

         5.1 Organization, Qualification, and Corporate Power. SCA is a corporation duly organized, validly existing, and in good standing under the laws of Illinois. SCA is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on SCA. Except as set forth in Section 5.1(a) of the Disclosure Schedule, SCA has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5.1(b) of the Disclosure Schedule lists the directors and officers of SCA. SCA has delivered to Snyder and SAC correct and complete copies of the articles of incorporation and by-laws of SCA (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of SCA in the forms in which they have been provided to Snyder are correct and complete. SCA is not in default under or in violation of any provision of its articles of incorporation or by-laws.

         5.2 Capitalization. The entire authorized capital stock of SCA (the "SCA Common Shares") consists of 10,000 shares of common stock, no par value, of which seventy-five (75) shares are issued and outstanding. No SCA Common Shares are held in treasury. All of the issued and outstanding SCA Common Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Stockholder as set forth in
Section 5.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require SCA to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SCA. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the SCA Common Shares.

         5.3 Authorization of Transaction. SCA has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of SCA, enforceable in accordance with its terms and conditions. SCA is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the filing of the SCA Articles of Merger.

         5.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SCA is subject or any provision of the charter or bylaws of SCA or (ii) except for the consent required in connection with the Proctor & Gamble Master Sampling and Distribution Agreement (which consent shall have been obtained prior to Closing) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SCA is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

         5.5 Title to Assets. SCA has good title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         5.6 Subsidiaries. SCA does not have any Subsidiaries, operating or otherwise.

         5.7     Financial Statements.

         (a) SCA has delivered (collectively, the "Financial Statements") to Snyder its (i) compiled balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 1994, and December 31, 1995; (ii) audited balance sheet and statements of earnings and retained earnings and cash flows as of and for the fiscal year ended December 31, 1996 (the "Most Recent Fiscal Year End"); and (iii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six (6) months ended June 30, 1997 (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of SCA as of such dates and the results of operations of SCA for such periods, and are consistent with the books and records of SCA (which books and records are correct and complete in all material respects).

         (b) SCA's net income for the six (6) months ended June 30, 1997 was $926,185.56.

         5.8 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect with respect to SCA. Since that date:

         (a) SCA has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

         (b) except as set forth in Schedule 5.8(b), SCA has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

         (c) no party (including SCA) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which SCA is a party or by which it is bound;

         (d) SCA has not imposed any Security Interest upon any of its assets, tangible or intangible;

         (e) SCA has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000;

         (f) SCA has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

         (g) SCA has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

         (h) SCA has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

         (i) SCA has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

         (j) SCA has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (k) there has been no change made or authorized in the articles of incorporation or by-laws of SCA;

         (l) SCA has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

         (m) except for dividends paid in January 1997 in the amount of $1,800,000 and for dividends paid in March 1997 in the amount of $265,000, SCA has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

         (n) SCA has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

         (o) SCA has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

         (p) except for the execution of an employment agreement with Julie Jacobsen, the extension of employment agreements with Holly Graham and Steve Ludkowski, the amendment of an employment agreement with Jesse Reif and the commitment to pay a $20,000 bonus to Kevin Reed upon completion of an assigned project, SCA has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (q) SCA has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

         (r) SCA has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

         (s) SCA has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;

         (t) SCA has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

         (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving SCA; and

         (v) SCA is not under any legal obligation, whether written or oral, to do any of the foregoing.

         5.9 Undisclosed Liabilities. SCA does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law and none of which exceeds $50,000 individually).

         5.10 Legal Compliance. SCA has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

         5.11    Tax Matters.

         (a) SCA has filed all Tax Returns that it was required to file, including, without limitation, any Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all respects. All Taxes owed by SCA (whether or not shown on any Tax Return) have been paid. SCA currently is not the beneficiary of any extension of time within which to file any Tax Return, except for extensions of time until September 15, 1997, to file its 1996 S

Corporation Federal and Illinois income tax returns. No claim has ever been made by an authority in a jurisdiction where SCA does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of SCA that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) SCA has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (c) The Stockholder does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of SCA either (A) claimed or raised by any authority in writing or (B) as to which Stockholder has Knowledge. Section 5.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to SCA for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. SCA has made available to Snyder correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by SCA since December 31, 1991.

         (d) SCA has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) SCA has not filed a consent under Code Section 341(f) concerning collapsible corporations. SCA has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. SCA has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). SCA has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. SCA is not a party to any Tax allocation or sharing agreement. SCA (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was SCA) or (B) has any Liability for the Taxes of any Person (other than SCA) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (f) Pursuant to an election effective on January 1, 1995, SCA (1) has been treated and has been entitled to have been treated at all times during taxable year 1995 and thereafter as an "S Corporation" within the meaning of
Section 1362(a) of the Code and corresponding provisions of state and local law and (ii) has not been since January 1, 1995 and is not now subject to any federal, state or local tax on any of its income, except for the Illinois Replacement Tax.

         5.12 Real Property. Section 5.12 of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased to SCA. SCA has delivered to Snyder correct and complete copies of the real estate leases and subleases listed in Section 5.12 of the Disclosure Schedule (as amended to date). With respect to each real estate lease and sublease listed in Section 5.12 of the Disclosure Schedule:

         (a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

         (b) no consent is required with respect to any lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any lease or sublease or otherwise affect the ongoing validity of any lease or sublease;

         (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         (d) no party to the lease or sublease has repudiated any provision thereof;

         (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

         (f) with respect to each sublease, the representations and warranties set forth in subsections (a) through (e) above are true and correct with respect to the underlying lease;

         (g) SCA has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

         (h) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by SCA in connection with the operation thereof and have been operated and maintained by SCA in accordance with all applicable material laws, rules, and regulations; and

         (i) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

         5.13    Intellectual Property.

         (a) SCA owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of SCA as presently conducted. Each item of Intellectual Property owned or used by SCA immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

         (b) To their knowledge, SCA has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Stockholder nor the directors and officers (and employees with responsibility for Intellectual Property matters) of SCA has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that SCA must license or refrain from using any Intellectual Property rights of any third party). To their Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of SCA.

         (c) SCA has no patent or registration which has been issued to SCA with respect to any of its Intellectual Property.

         (d) Section 5.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that SCA uses pursuant to license, sublicense, agreement, or permission. SCA has delivered to Snyder and SAC correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

         (e) To their knowledge, nothing will materially interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

         5.14 Tangible Assets. SCA owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from all material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. With the exception of any licensed or leased assets used by SCA, the Most Recent Balance Sheet sets forth all of the assets necessary to conduct SCA's business as it is currently being conducted and as it is contemplated to be conducted in the future.

         5.15 Contracts. Section 5.15 of the Disclosure Schedule lists the following contracts and other agreements to which SCA is a party:

         (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

         (b)     any agreement concerning a partnership or joint venture;

         (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

         (d) except with respect to this transaction, any agreement concerning confidentiality or noncompetition;

         (e)     any agreement with the Stockholder and his Affiliates;

         (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

         (g) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

         (h) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business; or

         (i) any agreement under which SCA is performing services for customers or clients providing for payments in excess of $50,000 per annum or any agreement under which SCA is receiving services providing for payments in excess of $50,000 per annum.

The Stockholder and SCA have made available, and delivered if requested, to Snyder and SAC a correct and complete copy of each written agreement listed in
Section 5.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement, if any, referred to in Section 5.15 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         5.16 Notes and Accounts Receivable. All notes and accounts receivable of SCA are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and fully collectible in accordance with their terms at their recorded amounts and shall be collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SCA.

         5.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of SCA, except as delivered to the Internal Revenue Service in support of SCA's application for a determination letter.

         5.18 Insurance. Section 5.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which SCA has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years: (i) the name, address, and telephone number of the agent;
(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number, the period of coverage and whether such policy is presently in effect; (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each insurance policy presently in effect: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) unless modified, the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither SCA nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. SCA has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 5.18 of the Disclosure Schedule describes any self-insurance arrangements affecting SCA.

         5.19 Litigation. Section 5.19 of the Disclosure Schedule sets forth each instance in which SCA (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in
Section 5.19 of the Disclosure Schedule could result in any Material Adverse Effect on SCA. The Stockholder has no Basis to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against SCA.

         5.20 Employees. To the Knowledge of the Stockholder and to the knowledge of SCA, no executive, key employee, or group of employees currently has any plans to terminate employment with SCA independently of or as a result of this Agreement. SCA has not committed any unfair labor practice. Neither the Stockholder nor SCA has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of SCA. The Disclosure Schedule sets forth the names of all employees necessary in order to conduct SCA's business as it is currently being conducted and as it is contemplated to be conducted in the future.

         5.21    Employee Benefits.

         (a) Section 5.21(a) of the Disclosure Schedule lists each Employee Benefit Plan that SCA maintains or to which SCA contributes.

         (b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

         (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

         (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of SCA. All required premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

         (e) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, a favorable determination letter from the Internal Revenue Service reflecting its current compliance with the Code.

         (f) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer
Plan), subject to Title IV of ERISA, equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

         (g) SCA has made available, and delivered, if requested, to Snyder correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

         (h) With respect to each Employee Benefit Plan that SCA maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                 (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan), subject to Title IV of ERISA, has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                 (ii) There have been no non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit

Plan (other than routine claims for benefits) is pending or threatened. The Stockholder has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                 (iii) SCA has not incurred, and neither the Stockholder nor the directors and officers (and employees with responsibility for employee benefits matters) of SCA has any reason to expect that SCA will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

         (i) SCA does not contribute to and has never contributed to or been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

         (j) SCA does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

         5.22 Guaranties. SCA is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         5.23    Environment, Health, and Safety.

         (a) SCA has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, SCA has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

         (b) SCA does not have any Liability and has not handled or disposed of any substance, arranged for the disposal of any substance, except as set forth in Schedule 5.23(b), exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against SCA giving rise to any Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

         (c) All properties and equipment used in the business of SCA has been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         5.24 Customers. The names and addresses of all customers of SCA during fiscal year 1996 and all customers known as of the Closing Date who have been customers during fiscal 1997 are listed in the Disclosure Schedule. All contracts and agreements with such customers are valid, effective and enforceable and the Disclosure Schedule sets forth all customers who have account balances that are in excess of ninety (90) days past due.

         5.25 Relationships with Customers and Suppliers. The Stockholder and SCA believe that SCA's relationships with its existing customers are sound, and there is no Basis to believe that any of SCA's primary customers are considering materially and adversely changing the manner in which they currently conduct business with SCA. SCA knows of no written or oral communication, fact, event or action which exists or has occurred within one hundred twenty (120) days prior to the date of this Agreement which would indicate that any of the following are planning to terminate or materially reduce its business with SCA:

                 (i) any current customer of SCA which accounted for over 1% of total net sales of SCA for 1996; or

                 (ii) any current supplier to SCA of items essential to the conduct of the business, which items cannot be replaced at comparable cost and the loss of which would have an adverse effect on SCA.

         Since the Most Recent Balance Sheet Date, (A) SCA has retained all sales personnel employed in connection with the operation of the business and
(B) no customer (or group of customers) purchasing in the aggregate of $50,000 in products and services on a yearly basis has terminated its relationship with SCA.

         5.26 Employee and Stockholder Indebtedness. The Disclosure Schedule sets forth all indebtedness to SCA of the Stockholder or the officers, directors or employees of SCA.

         5.27 Product Liability. Except to the extent covered by insurance, SCA has no liability (and, to the Knowledge of SCA and the Stockholder, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against SCA giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by SCA.

         5.28 Bank Accounts. The Disclosure Schedule sets forth all bank accounts and marketable securities (both debt and equity) of SCA.

         5.29 Related Party Agreements. The Disclosure Schedule sets forth all agreements between (i) SCA and its employees and (ii) SCA and the Stockholder.

         5.30 Change in Control. SCA is not a party to any contract or arrangement, including, without limitation, any agreement or contract with an advertiser or supermarket, which contains a "change in control," "potential change in control" or similar provision, and the consummation of the Acquisition shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from SCA to any person or give any person the right to terminate or alter the provisions of any agreement to which SCA is a party.

         5.31 Disclosure. The representations and warranties contained in this Article 5 do not contain any untrue statement of a material fact or to the Knowledge of the Stockholder or the knowledge of SCA omit to state any material fact necessary in order to make the statements and information contained in this Article 5 not misleading.

                                   ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF SNYDER AND SAC

         Snyder and SAC jointly and severally represent and warrant to SCA that the statements contained in this Article 6 are correct and complete as of the date hereof:

         6.1     Organization of Snyder and SAC.   Snyder is a corporation duly
organized, validly existing, and in good standing under the laws of the State of Delaware. SAC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. Snyder, and each of its Subsidiaries, is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where a failure to so qualify or obtain authorization would not have a Material Adverse Effect on Snyder and its Subsidiaries, taken as a whole. Snyder and each subsidiary has full corporate power and authority and all licenses, permits and authorization necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         6.2     Capital Stock.   The authorized capital stock of Snyder
consists of 120,000,000 shares of common stock, $.001 par value (the "Snyder Common Shares"), of which 37,528,014 shares are outstanding as of June 30, 1997, and 5,000,000 shares of preferred stock, of which no shares are outstanding as of June 30, 1997. Since June 30, 1997, Snyder has not issued any shares of capital stock except pursuant to the exercise of options outstanding on such date to purchase Snyder Common Shares. All outstanding Snyder Common Shares are, and all Snyder Common Shares issuable under stock option plans of Snyder will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 6,567,402 Snyder Common Shares reserved for issuance pursuant to stock option plans of Snyder, there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which Snyder is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock. Snyder has no shareholder rights plan or any other plan of a similar nature in effect.

         6.3 Authorization for Common Stock. The Snyder Common Shares issued in payment of the Purchase Price will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Snyder will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Snyder Common Shares issued in payment of the Purchase Price will, subject to the accuracy of the Stockholder's representations contained in Section 4.3 hereof, be exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws. The Snyder Common Shares issued in payment of the Purchase Price will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

         6.4 Authorization of Transaction. Each of Snyder and SAC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and performance of this Agreement has been duly authorized by Snyder's and SAC's Board of Directors constitutes the valid and legally binding obligation of Snyder, enforceable in accordance with its terms and conditions. Assuming that the information provided by the Stockholder is correct, to the Knowledge of Snyder, no filing is required under the applicable requirements under the Hart-Scott-Rodino Act. Neither Snyder nor SAC need otherwise give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws and any applicable "Blue Sky" or state securities laws.

         6.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Snyder or SAC is subject or any provision of its articles of incorporation or by-laws or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Snyder or SAC is a party or by which it is bound or to which any of its assets is subject.

         6.6 Brokers' Fees. Neither Snyder nor SAC has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         6.7 New York Stock Exchange. Snyder is in compliance in all material respects with its NYSE Listing Agreement.

         6.8     SEC Filings; Financial Statements.

         (a) Snyder has filed and made available to the Stockholder, if requested, all forms, reports and other filings required to be filed by Snyder with the SEC, other than registration statements on Form S-8 (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in the SEC Reports or necessary in order to make the statements in the SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Snyder's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the SEC Reports, including any SEC Reports files after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP for the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented or will fairly present the consolidated financial position of Snyder as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated.

         6.9 Litigation. Neither Snyder nor any of its Subsidiaries are subject to any outstanding injunction, judgment, order, decree, ruling or charge or is a party or to the knowledge of Snyder is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

         6.10 Reorganization Treatment. At the time of the closing of this transaction, Snyder will be in control of SCA within the meaning of Section 368(c) of the Code, and Snyder has no plan nor intention to cause SCA after the closing of this transaction to issue additional shares of stock of SCA that would result in Snyder losing control of SCA within the meaning of Section 368(c) of the Code. Snyder has no plan nor intention to reacquire any of its stock issued in this transaction, nor to liquidate SCA, merge SCA into another corporation, make any extraordinary distribution in respect of its stock in SCA, sell or otherwise dispose of its stock in SCA nor cause SCA to sell or otherwise dispose of any of the assets of SCA acquired in this transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Immediately after the closing of this transaction, Snyder intends to cause SCA to continue the historic business of SCA and to use a significant portion of the historic business assets of SCA in a business. Snyder is not an investment company as defined in Section 368(a)(2)(F)(iii) of the Code.

         6.11 Certain Tax Elections. Snyder hereby acknowledges and agrees that neither Snyder nor SCA will make an election pursuant to Section 338 of the Code (including, without limitation, an election pursuant to Section 338(h)(10) of the Code) with respect to the transactions set forth in the Agreement.

                                   ARTICLE 7
                             PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         7,1     General.  Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 9 below).

         7.2 Notices and Consents. The Stockholder and SCA shall give any notices to third parties and shall use their reasonable best efforts to obtain any third party consents that Snyder and SAC may reasonably request in connection with the matters referred to in Section 4.1 and 5.4 above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 6.4 above.

         7.3 Maintenance of Business; Prohibited Acts. During the period from the date of this Agreement to the Effective Time, the Stockholder will not, and will not cause SCA to, take any action that adversely affects the ability of SCA (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organizations (iii) to keep available the service of its current officers and employees and (iv) preserve its relationships with customers, suppliers and others having business dealings with it; and the Stockholder will not allow SCA to, without Snyder's prior written consent:

         (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class (including the SCA Common Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for SCA Common Shares outstanding on the date hereof;

         (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the SCA Common Shares);

         (c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any dividends, distributions or other payments to the Stockholder in his capacity as a stockholder of SCA;

         (d) (i) grant any increases in the compensation of any of its directors, officers or executives or grant any increases in compensation to any of its employees, (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or employee, whether, past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by Snyder in its sole discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise), or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new Employee Benefit Plan, except in the case of (i) through (v) inclusive, under and pursuant to the employment agreements referred to in Section 9.1(d);

         (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

         (f) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

         (g) adopt any amendments to its articles of incorporation or by-laws;

         (h) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the ordinary course of its business;

         (i) engage in the conduct of any business the nature of which is materially different from the business in which SCA is currently engaged;

         (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of SCA;

         (k) forgive any indebtedness owed to SCA or convert or contribute by way of capital contribution any such indebtedness owed;

         (l) authorize or enter into any agreement providing for management services to be provided by SCA to any third-party or an increase in management fees paid by any third-party under existing management agreements;

         (m) mortgage, pledge, encumber, sell, lease or transfer any material assets of SCA except with the prior written consent of Snyder or as contemplated by this Agreement,

         (n) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

         (o) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

         7.4 Full Access. Each of the Parties shall permit representatives of the other Parties to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of such Party to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

         7.5 Notice of Developments. The Stockholder and SCA on the one hand and Snyder on the other shall give prompt written notice to the other party of any material adverse development causing a breach of any of their respective representations and warranties in Article(s) 4, 5 or 6 above. No disclosure by any Party pursuant to this Section 7.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         7.6 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, none of SCA, SAC, the Stockholder or Snyder shall knowingly take any action that would be inconsistent with the representations and warranties made by it herein, including, but not limited, to knowingly taking any action, or knowingly failing to take any actions, that is known to cause disqualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         7.7 Exclusivity. Neither the Stockholder nor SCA shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of SCA (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Stockholder shall not vote his SCA Common Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Stockholder and SCA shall notify Snyder immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                                   ARTICLE 8
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 11 below). The Stockholder acknowledges and agrees that from and after the Closing, the

Surviving Corporation and Snyder will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to SCA.

         8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving SCA, each of the other Parties will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 11 below).

         8.3 Transition. The Stockholder will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of SCA from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with SCA prior to the Closing.

         8.4 Confidentiality. The Stockholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Snyder or destroy, at the request and option of Snyder, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that the Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholder will notify Snyder promptly of the request or requirement so that Snyder may seek an appropriate protective order or waive compliance with the provisions of this Section 8.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then the Stockholder may disclose the Confidential Information to such tribunal; provided, however, that the disclosing Stockholder shall use his best efforts to obtain, at the request of Snyder, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Snyder shall designate.

         8.5     Covenant Not to Compete.

         (a) For a period of five years from and after the Closing Date (the "Restricted Period"), except as may otherwise be agreed in writing by Snyder and the Surviving Corporation, the Stockholder agrees to refrain, alone, or as a partner, member, employee or agent of any partnership, or as an officer, employee, agent, director, stockholder or investor of any corporation (except as to not more than two percent (2%) of the outstanding stock of any corporation the securities of which are traded on a regular basis on a nationally recognized securities exchange or quoted on a regular basis on the automated quotation system of the National Association of

Securities Dealers, Inc. and except for any Snyder Common Shares), or in any other individual or representative capacity, from directly or indirectly owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or working for or providing consulting services (including, without limitation, consulting services without fee or other compensation) to, or permitting the use of his name by, or lending money to, any business or activity within the United States which is or which becomes during the Restricted Period directly or indirectly engaged in any business that is the same or similar to any of the businesses conducted by the Surviving Corporation as of the Closing Date.

         (b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         8.6     Non-solicitation.

         (a) The Stockholder and any entity controlled by him or with which it is associated (as the terms "control" and "associate" are defined under the Securities Exchange Act) shall not, during the Restricted Period, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person, who is or was an officer or employee of SCA or any Affiliate of SCA (other than secretarial and clerical personnel) during the 12-month period prior to the date hereof, to discontinue his or her relationship with SCA or the Surviving Corporation or such Affiliate or to accept employment by, or enter into a business relationship with, any other entity or person.

         (b) The Stockholder and any entity controlled by him or with which he is associated (as the terms "control" and "associate" are defined under the Securities Exchange Act) shall not, during the Restricted Period, directly or indirectly, (i) solicit, interfere with, induce or entice away any person or entity that is or was a client, customer or agent of SCA or any Affiliate during the 12-month period prior to the date hereof, or (ii) in any manner persuade or attempt to persuade any such person or entity (A) to discontinue a business relationship with SCA or the Surviving Corporation or such Affiliate, or (B) to enter into a business relationship with any other entity or person which would be detrimental to SCA or the Surviving Corporation in any respect.

         8.7 Snyder Common Shares. Each certificate issued to the Stockholder representing the Snyder Common Shares will be imprinted with a legend substantially in the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT AND

         REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.

         If Stockholder desires to transfer any of the Snyder Common Shares received in connection with this Merger, other than in a registered offering or pursuant to a sale which counsel for Snyder confirms is in compliance with Rule 144 of the Securities Act, Stockholder must first furnish Snyder with (i) a written opinion satisfactory to Snyder in form and substance from counsel reasonably satisfactory to Snyder to the effect that the Stockholder may transfer the Snyder Common Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Snyder in form and substance agreeing to be bound by the restrictions on transfer contained herein.

         8.8     Certain Tax Matters.

         (a) Tax Periods Ending on or Before the Closing Date. Snyder shall prepare or cause to be prepared and file or cause to be filed all Tax Returns, if any, for SCA for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Snyder shall permit the Stockholder to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Stockholder acknowledges that he is liable for Taxes, if any, not accrued on the June 30 Balance Sheet of SCA with respect to such periods.

         (b) Tax Periods Beginning Before and Ending After the Closing Date. Snyder shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of SCA for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholder acknowledges that he is liable for the portion of such Taxes, if any, not accrued on the June 30 Balance Sheet which relates to the portion of such Taxable period ending on the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of SCA.

         (c)     Cooperation on Tax Matters.

                 (i) Snyder, SCA and the Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Stockholder agrees (A) to retain all books and records with respect to Tax matters pertinent to SCA relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Snyder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so request, Snyder or the Stockholder, as the case may be, shall allow the other party to take possession of such books and records.

                 (ii) Snyder and the Stockholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Stockholder when due, and the Stockholder will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

         8.9 Continuity of Interest. The Stockholder does not intend to dispose of any of the Snyder Common Shares received in the transaction in a manner that would cause the transaction to violate the continuity of stockholder interest requirement set forth in Treas. Reg. Section 1.368-1(b).

         8.10 Share Consideration. The Stockholder intends to retain at least one-half of the Snyder Common Shares received by the Stockholder on the Closing Date for a period of 365 days following the Closing Date.

         8.11 Listing. Snyder shall use its best efforts to effect, at or before the issuance of any Snyder Common Shares issued pursuant to Section 2.1, authorization for listing or quotation of such Snyder Common Shares on the NYSE, subject to official notice of issuance.

         8.12 Pooling of Interests. Neither the Stockholder nor SCA shall not take any action which to their knowledge would prevent the transactions contemplated by this Agreement from being accounted for as a pooling of interests for financial reporting purposes.

         8.13 Assignment of Receivables. In the event that Snyder makes, and is paid by the Stockholder with respect to, an indemnity claim under
Section 11.1 hereof based on the inaccuracy of any of the representations contained in Section 5.16 hereof, including a claim based on the uncollectibility of any notes or accounts receivable of SCA, then Snyder agrees to assign to the Stockholder the accounts receivable that have given rise to the claim (but only in a face amount equal to the amount that Snyder has received from the Stockholder in connection with such claim).

                                   ARTICLE 9
                       CONDITIONS TO OBLIGATION TO CLOSE

         9.1 Conditions to Each Party's Obligation. The respective obligations of Snyder, SAC, SCA and the Stockholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of Snyder and the
Stockholder:

         (a) Governmental Approvals. The Parties shall have received all material authorizations, consents, and approvals of governments and governmental agencies, if any, required in connection with the consummation of this Agreement.

         (b) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would, in the reasonable judgment of Snyder or SCA, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Snyder to own the capital stock of the Surviving Corporation, (D) affect adversely the right of the Stockholder to own the capital stock of Snyder, or (E) affect adversely the right of the Surviving Corporation or Snyder to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect).

         (c) No Suspension of Trading, Etc. At the Effective Date, there shall be no suspension of trading in Snyder Common Shares on the NYSE, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of Snyder, would have a Material Adverse Effect on SCA or, in the sole judgment of the Stockholder, would have a Material Adverse Effect on Snyder.

         (d) Registration Rights Agreement. The registration rights agreement, in substantially the form attach hereto as Exhibit B, shall have been executed and delivered by the parties thereto.

         (e) Escrow Agreement. Snyder and the Stockholder shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Exhibit C, together with any counterparts signed by the Escrow Agent and blank stock powers executed by the Stockholder with respect to the Snyder Common Shares to be held in the Escrow Deposit.

         9.2 Conditions to Obligation of Snyder and SAC. The obligations of Snyder and SAC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) the Stockholder shall have delivered to Snyder and SAC the stock certificate representing the SCA Common Shares duly endorsed in blank;

         (b) the Stockholder and SCA shall have delivered to Snyder and SAC a certificate to the effect that:

                 (i) the representations and warranties set forth in Article 4 and Article 5 above are true and correct in all material respects at and as of the Closing Date;

                 (ii) the Stockholder and SCA have performed and complied with all of their covenants hereunder in all material respects at and as of the Closing Date; and

                 (iii) no action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Snyder to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

         (c) Snyder and SAC shall have received an opinion dated as of the Closing Date from Schoenberg, Fisher, Newman & Rosenberg, Ltd., counsel to the Stockholder and SCA, substantially in the form set out in Exhibit D;

         (d) Snyder and SAC shall have received an opinion from KPMG Peat Marwick, certified public accountants for SCA and the Stockholder, addressed to Snyder, and dated as of the Closing Date, to the effect that SCA is eligible to participate in a transaction to be accounted for as a pooling of interest for financial reporting purposes.

         (e) The Stockholder shall have certified that the written assurances previously provided to Snyder's accountants, Arthur Andersen LLP, by the Stockholder regarding the ability of SCA to participate in a transaction to be accounted for as a pooling of interest for financial reporting purposes continue to be true and accurate as of the Closing Date;

         (f) Snyder shall have received the resignations, effective as of the Closing, of each director and officer of SCA other than those whom Snyder shall have specified in writing prior to the Closing;

         (g) Snyder shall have received satisfactory evidence that all bonus plans under which officers, directors or employees of SCA are beneficiaries, except those that are contractually committed and disclosed on
Schedule 9.2(g) hereof, have been terminated as of the Closing Date; and

         (h) the Stockholder shall have delivered to Snyder any consents from the third parties set forth in the Disclosure Schedule in connection with
Section 42 and Section 5.4.

Snyder may waive any condition specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

         9.3 Conditions to Obligation of the Stockholder. The obligation of the Stockholder to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         (a) Snyder and SAC shall have delivered to the Stockholder a certificate setting forth the resolutions adopted by Snyder's Board of Directors authorizing the execution and performance of this Agreement by Snyder and to the effect that:

                 (i) the representations and warranties set forth in Article 6 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) Snyder and SAC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

                 (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (b) the Stockholder shall have received an opinion dated as of the Closing Date from Shaw, Pittman, Potts & Trowbridge, counsel to Snyder, substantially in the form set out in Exhibit F.

         (c) At Closing, SCA or Snyder shall pay to Alex. Brown and Sons Incorporated the amount of $971,072 in cash representing the payment in full of the transaction fee and all out-of-pocket expenses pursuant to the terms of the Alex. Brown engagement letter dated March 31, 1997.

The Stockholder may waive any condition specified in this Section 9.3 if he executes a writing so stating at or prior to the Closing.

                                   ARTICLE 10
                                  TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Stockholder or the stockholder of SAC, respectively, by the mutual written consent of Snyder and the Stockholder.

         10.2 Termination by Either Snyder or Stockholder. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Board of Directors of Snyder in the event of a failure of a condition to the obligations of Snyder and SAC, respectively, set forth in Section 9.2 of this Agreement which remains unfulfilled as of July 21, 1997; (b) by the Stockholder in the event of a failure of a condition to the obligations of the Stockholder set forth in Section 9.3 of this Agreement which remains unfulfilled as of July 21, 1997; or (c) if a United States federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such other, decree, ruling or other action shall have become final and non-appealable; and provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article 10, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement to proceed with the Closing, except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 11
                                INDEMNIFICATION

         11.1    Indemnity Obligations of the Stockholder.  Subject to Section
11.4 and Section 11.5, the Stockholder hereby agrees to indemnify and hold Snyder and the Surviving Corporation harmless from, and to reimburse Snyder and the Surviving Corporation for, any Snyder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Snyder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of the Stockholder or SCA which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholder or SCA which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties and costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 11.1.

         11.2 Indemnity Obligations of Snyder. Snyder hereby agrees to indemnify and hold the Stockholder harmless from, and to reimburse the Stockholder for, any Stockholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Stockholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by the Stockholder resulting from (i) any breach of any representation and warranty of Snyder which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Snyder which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 11.2.

         11.3    Notification of Claims.  Subject to the provisions of Section
11.4 and Section 11.5, in the event of the occurrence of an event which any party asserts constitutes a Snyder Indemnity Claim or a Stockholder Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than thirty (30) days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-party claim that any indemnifying party has elected to assume the control of as contemplated by the preceding sentence, the indemnified party shall have the ability to employ counsel to monitor the defense of such claim; provided that the costs of such counsel shall be borne by the indemnified party unless the indemnifying party is asserting that any portion of such claim is not covered by the indemnity obligation, in which case the indemnifying party shall also bear the costs of counsel for the indemnified party. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

         11.4 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing Date. Such representations and warranties, and the rights of the parties to seek indemnification with respect thereto, shall expire on the earlier of (i) the date of issuance of the report of and Snyder's independent accountants with respect to the audited consolidated financial statements of the Surviving Corporation and Snyder for the fiscal year ending December 31, 1997 or (ii) the first anniversary of the Closing Date.

         11.5 Limitations. Any claim by an indemnified party against any indemnifying party under this Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed $250,000 in the aggregate (the "Indemnification Threshold"). Notwithstanding the foregoing, any breaches of Section 5.7(b) or any covenant or obligation with respect to a misstatement of the Transaction Costs shall not be subject to the Indemnification Threshold.

         11.6 Escrow. The Stockholder shall deposit into escrow, with the Escrow Agent named in the Escrow Agreement, ten percent of the Snyder Common Shares (such deposit being referred to as the "Escrow Deposit") issued in connection with the Merger. Until such time as payment of the aggregate amount of Snyder Indemnity Claims in excess of the Indemnification Threshold which have been definitively resolved to be payable in favor of Snyder (or the Surviving Corporation for the benefit of Snyder or SAC) shall have exhausted the Escrow Deposit, all Snyder Indemnity Claims shall be satisfied first out of the Snyder Common Shares held in the Escrow Deposit, as further provided under the terms of the Escrow Agreement. For purposes hereof, all Snyder Common Shares returned to Snyder in settlement of any Snyder Indemnity Claims under the Escrow Agreement shall be valued at the Snyder Share Price. At such time as the aggregate amount of Snyder Indemnity Claims in excess of the Indemnification Threshold which have been definitively resolved to be payable in favor of Snyder (or the Surviving Corporation for the benefit of Snyder or SAC) shall exceed the Escrow Deposit, the Stockholder shall thereafter be liable to Snyder (or the Surviving Corporation for the benefit of Snyder or SAC) for such claims. To the extent not inconsistent with pooling of interest restrictions, the liability of the Stockholder for Snyder Indemnity Claims after exhaustion of the Escrow Deposit may be satisfied, at the election of the Stockholder, through (i) the delivery of Snyder Common Shares to Snyder, such shares to be valued at the Snyder Share Price, (ii) the payment of cash or (iii) any combination of such Snyder Common Shares (valued at the Snyder Share Price) and cash.

         11.7    Snyder Payment of Stockholder Indemnity Claims.
Notwithstanding anything to the contrary herein, any liability of Snyder and SAC under this Agreement for Stockholder Indemnity Claims shall be satisfied solely through the issuance of additional Snyder Common Shares, such additional Snyder Common Shares to be valued at the Snyder Share Price.

         11.8 Aggregate Indemnification Obligation. Notwithstanding anything contained in this Article 11 to the contrary, the indemnification obligations of the Stockholder shall not exceed $20,000,000.

                                   ARTICLE 12
                                 MISCELLANEOUS

         12.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Snyder and the Stockholder; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure). Subject to the foregoing proviso, the Parties shall cooperate in the preparation of a joint press release to be issued subsequent to the Closing.

         12.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         12.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his rights, interests, or obligations hereunder without the prior written approval of Snyder and the Stockholder; provided, however, that Snyder may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Snyder nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         12.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to SCA or the Stockholder:

                Steven M. Kaplan
                4338 DiPaolo Center
                Glenview, IL  60025
                Telecopy:  (847) 296-7041

         With a copy to:

                Schoenberg, Fisher, Newman & Rosenberg, Ltd.
                222 South Riverside Plaza
                Suite 2100
                Chicago, IL  60606
                Attention:  Bruce E. Bell
                Telecopy:  (312) 648-1212

         If to Snyder and SAC:

                Mr. A. Clayton Perfall
                Chief Financial Officer
                Snyder Communications, Inc.
                6903 Rockledge Drive, 15th Floor
                Bethesda, Maryland  20817
                Telecopy:  (301) 571-6271

         With a copy to:

                Shaw, Pittman, Potts & Trowbridge
                2300 N Street, N.W.
                Washington, D.C.  20037
                Attn: Thomas H. McCormick, Esq.
                Telecopy:  (202) 663-8007

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         12.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE

OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

         12.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Snyder and the Stockholder. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         12.11 Expenses. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         12.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         12.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         12.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

         12.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                          SNYDER:

                          SNYDER COMMUNICATIONS, INC.

                          By:     /s/ A. Clayton Perfall
                             --------------------------------------------
                          A. Clayton Perfall
                          Chief Financial Officer


                          SAC:  SNYDER ACQUISITION CORP.

                          By:     /s/ A. Clayton Perfall
                             --------------------------------------------
                          A. Clayton Perfall
                          Vice President

                          SCA:

                          SAMPLING CORPORATION OF AMERICA

                          By:     /s/ Steven M. Kaplan
                             --------------------------------------------
                          Steven M. Kaplan
                          President

                          STOCKHOLDER:

                          /s/ Steven M. Kaplan
                          -----------------------------------------------
                          Steven M. Kaplan